Exhibit 2

CERTIFICATE OF DESIGNATION

FOR A SERIES OF

PREFERRED STOCK

Of the 10,000,000 shares of Preferred Stock authorized under the Certificate of Incorporation, 1,176,500 shares are hereby designated as Series A Participating Preferred Stock (the “Series A Preferred Stock”) with the voting powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions as set forth below:

Section 1.              Definitions.

For the purposes hereof, the following definitions shall apply:

“Board of Directors” shall mean the Board of Directors of this corporation.

“Conversion Price” means the amount set forth in Section 4(a), as adjusted pursuant to Section 5.

“Junior Shares” means all shares of Common Stock of this corporation or any other stock ranking junior to the Series A Preferred Stock in dividends or liquidation rights.

“Original Issue Date” means the date on which a share of Series A Preferred Stock was first issued.

Section 2.              Dividend Rights.

The holders of the Series A Preferred Stock shall be entitled to receive dividends, out of any funds legally available therefor, at the annual rate of $0.068 per share (adjusted to reflect any stock split stock dividend, combination, recapitalization or reorganization), in each fiscal year of the corporation, and no more, payable quarterly in arrears on February 15, May 15, August 15, November 15, in preference and priority to any payment of any dividend on the shares of the Junior Shares.

Section 3.              Liquidation Preference.

(a)           Preference.  In the event of any liquidation, dissolution or winding up of the affairs of the corporation, voluntarily or involuntarily, the holders of each share of Series A Preferred Stock, prior to any distribution to the holders of Junior Shares, shall be entitled to receive pro rata a preferential amount equal to $0.85 per share (adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization) of Series A Preferred Stock held by them  plus all accrued but unpaid dividends (the “Series A Preferred Stock Liquidation Preference”).  If, upon such liquidation, dissolution or winding up, the assets of the corporation are insufficient (after payment of the liquidation preference of any class of preferred stock ranking senior on liquidation to the Series A Preferred Stock) to provide for the payment of the Series A Preferred Stock Liquidation Preference for each share of Series A Preferred Stock outstanding, such assets as are available shall be paid out pro rata among the shares of Series A Preferred Stock.

(b)           Participation.  After payment to the holders of the Series A Preferred Stock of the Series A Preferred Stock Liquidation Preference, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Series A Preferred Stock and the Common Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

(c)           Acquisition Treated as Liquidation.  A merger or consolidation of the corporation with or into another corporation or entity (whether or not the corporation is the surviving entity if, after the merger or consolidation, more than 50% of the voting stock of the surviving corporation is owned by persons who were not holders of voting stock of this corporation prior to the merger or consolidation), or the sale of all or substantially all the assets of the corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

Section 4.              Conversion of Series A Preferred Stock.

The holders of the Series A Preferred Stock shall have conversion rights in accordance with the following provisions:

(a)           Right to Convert and Conversion Price.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date, at the office of the corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing 0.85 by the Conversion Price, determined and adjusted as hereafter provided, in effect at the time of conversion.  The initial “Conversion Price” shall be $0.85, and it shall be subject to adjustment as provided in Section 5.

(b)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock.  In lieu of any fractional share to which a holder of Series A Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the office of the corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same.  The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable in order to avoid a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c)           Notices of Record Date, etc.  In the event that the corporation shall propose at any time:

(i)            to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)           to offer for subscription pro rata to the holders of any class of its stock any additional shares of stock of any class or other rights;

(iii)          to subdivide or combine its outstanding Common Stock;

(iv)          to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(v)           to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the corporation shall send to the holders of the Series A Preferred Stock:

(1)  at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, subscription rights, subdivision or combination (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iv) and (v) above; and

(2)  in the case of the matters referred to in clauses (iv) and (v) above, at least 10 days’ prior written notice of the date when the same shall take place (specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by certified mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of the corporation.

(d)           Reservation of Common Stock.  The corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

(e)           Cancellation of Series A Preferred Stock.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled, and shall not be reissued, and the corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

Section 5.              Adjustment of Conversion Price on Series A Preferred Stock.

(a)           Adjustment for Combination or Consolidation of Common Stock.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(b)           Adjustment for Stock Dividend or Subdivision.  In the event the corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock by reclassification or otherwise than by payment of a dividend in Common Stock, then and in any such event, the Conversion Price in effect immediately prior to such subdivision or stock dividend shall forthwith be proportionately reduced.

(c)           Certificate as to Adjustments.  The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

Section 6.              Voting Rights of Series A Preferred Stock.

(a)           General.  Except as expressly set forth in this Section and except as otherwise required by law, each share of Series A Preferred Stock issued and outstanding shall have the right to vote on all matters the number of votes equal at any time to the number of shares of Common Stock into which the Series A Preferred Stock would be convertible at the then applicable Conversion Price, and the holders of the Series A Preferred Stock shall vote with the Common Stock as a single class.

(b)           Matters Affecting Series A Preferred Stock.  So long as any Series A Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock amend or repeal any provision of, or add any provision to, the corporation’s Certificate of Incorporation or By-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such Series A Preferred Stock.